Exhibit 99.1

BrainStorm Announces NurOwn® Data to be Highlighted at the 27th International Symposium on ALS/MND

HACKENSACK, N.J. and PETACH TIKVAH, Israel, Dec. 5, 2016 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, announced today data from the Company’s Phase 2 study of NurOwn® in ALS, will be highlighted in presentations at the 27th International Symposium on ALS/MND, being held December 7-9, 2016 in Dublin, Ireland.

Date:	Tuesday, December 6
Time:	10:50 am GMT
Session:	Pre-Meeting Debate
Title:	Are Stem Cells Ready for Human Clinical Trials?
Participant:	Anthony J. Windebank, MD, Professor of Neurology, The Mayo Clinic, and Principal Investigator of the Phase 2 Trial of NurOwn

Date:	Friday, December 9
Time:	3:05 pm GMT
Session:	Late Breaking News
Title:	A Phase 2, Randomized, Double Blind, Placebo Controlled Multicenter Study to Evaluate Safety and Efficacy of Transplantation of Autologous Mesenchymal Stem Cells Secreting Neurotrophic Factors in Patients with Amyotrophic Lateral Sclerosis
Participant:	James D. Berry, MD, MPH, Department of Neurology, Massachusetts General Hospital, and Principal Investigator of the Phase 2 NurOwn Trial

Dr. Berry’s presentation will also be posted on the Brainstorm company website (www.brainstorm-cell.com) approximately one hour before the presentation.

About the International Symposium on ALS/MND

The MND Association organizes the International Symposium on ALS/MND.  This International Symposium is the largest medical and scientific conference on Motor Neuron Disease, also known as Amyotrophic Lateral Sclerosis.  It is the premier event in the MND research calendar, attracting over 800 delegates, representing the energy and dynamism of the global MND research community. For more information, refer to http://www.mndassociation.org/research/international-symposium/

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn® technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University.  NurOwn® has been administered to approximately 75 patients with ALS in clinical trials conducted in the United States and Israel.  In a randomized, double-blind, placebo-controlled clinical trial conducted in the U. S., a clinically meaningful benefit was demonstrated by higher response to NurOwn® compared with placebo.  For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute “forward-looking statements” and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.’s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”, and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm’s limited operating history, history of losses; minimal working capital, dependence on its license to Ramot’s technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm’s annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CONTACTS

Media:
Uri Yablonka, COO
Brainstorm Cell Therapeutics Inc.
Phone: (646) 666-3188
uri@brainstorm-cell.com

Investors:
Michael Rice
LifeSci Advisors, LLC
Phone: 646-597-6979
mrice@lifesciadvisors.com